Service Corporation International Announces Senior Notes Offering

HOUSTON, Nov. 17, 2010 /PRNewswire-FirstCall/ -- Service Corporation International (NYSE: SCI), the largest provider of deathcare products and services in North America, announced today that it intends to offer $250 million aggregate principal amount of its senior notes due 2019, subject to market and other conditions.  The offering will be made by means of an underwritten public offering pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission.  SCI intends to use the net proceeds from the offering to repay indebtedness under its credit facility and for general corporate purposes.

Bank of America Merrill Lynch will act as the lead joint bookrunning manager for the offering.  The offering may be made only by means of a prospectus and related prospectus supplement.  The prospectus supplement will be filed with the Securities and Exchange Commission and may be found on its website at www.sec.gov.  When available, copies of the prospectus supplement relating to the public offering may be obtained from:

Bank of America Merrill Lynch
4 World Financial Center
New York, NY 10080
Attention: Preliminary Prospectus Department
Email: dg.prospectus_requests@baml.com

This press release does not constitute an offer to sell nor the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.  The notes will be offered only by means of a prospectus, including the prospectus supplement relating to the notes, meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Forward-Looking Statements

Information set forth in this release contains forward-looking statements, which involve a number of risks and uncertainties.  SCI cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information.

Factors that could cause actual results to differ from those set forth in the forward-looking statements are contained in SCI's filings with the SEC, which are available at SCI's website www.sci-corp.com or at the SEC's web site www.sec.gov.  SCI disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise, except as required by applicable law.

For additional information contact:

Investors: Debbie Young - Director / Investor Relations	(713) 525-9088

Media: Lisa Marshall - Managing Director / Corporate Communications	(713) 525-3066

CONTACT:  Investors, Debbie Young, Director / Investor Relations, +1-713-525-9088, or Media, Lisa Marshall, Managing Director / Corporate Communications, +1-713-525-3066, both of Service Corporation International